Exhibit 8.1
May 9, 2006
Board of Directors
National Rural Utilities Cooperative Finance Corporation
Woodland Park
2201 Cooperative Way
Herndon, VA 20171
Ladies and Gentlemen:
          We are now acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its registration statement on Form S-3 (No. 333-109365) (the “Registration Statement”), previously declared effective by the Securities and Exchange Commission, relating to the public offering of collateral trust bonds of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 14, 2003 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to $1,000,000,000 aggregate principal amount of the Company’s Extendible Collateral Trust Bonds (the “Bonds”), as described in a prospectus supplement dated May 3, 2006 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus Supplement.
          This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein

Board of Directors
National Rural Utilities Cooperative Finance Corporation
May 9, 2006

will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
          In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) an executed copy of the Registration Statement; (ii) the Prospectus and the Prospectus Supplement; (iii) a specimen copy of the Bonds; and (iv) an executed copy of the Indenture, dated as of February 15, 1994, between the Company and U.S. Bank National Association, as trustee, as supplemented on September 16, 1994.
          In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus and the Prospectus Supplement. We have consequently relied upon representations and information presented in such documents.
          Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Prospectus Supplement under the heading “Certain United States Federal Income Tax Consequences,” to the extent that it describes provisions of federal income tax law, is correct in all material respects as of the date hereof.
          We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of a Current Report on Form 8-K on the date of this opinion letter in connection with the issuance and sale of the Bonds, incorporated by reference in the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

Board of Directors
National Rural Utilities Cooperative Finance Corporation
May 9, 2006

          We hereby consent to the filing of this opinion as an exhibit to Company’s Form 8-K and the incorporation hereof into the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.